Exhibit 1(b)

                    MUTUAL OF AMERICA INVESTMENT CORPORATION

                              ARTICLES OF AMENDMENT

      Mutual of America Investment Corporation, a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

      FIRST:  The charter of the  Corporation  is hereby amended by striking out
Section 5.1 of the Articles of Incorporation and inserting in lieu thereof the following:

      Section 5.1. The total number of shares of capital stock of all classes which the Corporation shall have authority to issue to two hundred million shares, par value $.01 per share, (the "Shares"), with an aggregate par value of $2,000,000. Forty million of such Shares may be issued in the following classes, each class comprising the number of shares and having the designations indicated; subject, however, to the authority herein granted to the Board of Directors to change the designation of any class and to increase or decrease any such number of shares:

         Money Market Fund                Ten Million
         Stock Fund                       Ten Million
         Bond Fund                        Ten Million
         Composite Fund                   Ten Million

The balance of one hundred sixty million Shares may be issued by the Board of Directors in such initial classes, or in any new class of classes, each comprising such number of Shares and having such preferences, rights, voting powers, restrictions, limitations as to dividends,


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qualifications,  and terms and  conditions  of  redemption as shall be fixed and determined from time to time by resolution or resolutions providing for the issuance of such Shares adopted by the Board of Directors, to whom authority so to fix and determine the same is hereby expressly granted. In addition, the Board of Directors, is hereby expressly granted authority to change the designation of any class and to increase or decrease the number of Shares of any class, but the number of Shares of any class shall not be decreased by the Board of Directors below the number of Shares thereof then outstanding.

      SECOND: The amendment to the charter of the Corporation herein made was duly approved by unanimous written consent of the board of directors effective as of September 12, 1986; and that at the time of the approval by the directors there were no shares of stock of the Corporation entitled to vote on the matter either outstanding or subscribed for.

      THIRD: (a) The total number of shares of all classes of stock of the Corporation heretofore authorized is one hundred million (100,000,000) of the par value of one cent ($.01) each, and of the aggregate par value of one million Dollars ($1,000,000).

      (b) The total number of shares of all classes of stock of the Corporation as increased is two hundred million (200,000,000) shares of the par value of one cent ($.01) each and of the aggregate par value of two million dollars ($2,000,000).

      (c) Set forth in Article FIRST is a description as amended, of each class of stock of the Corporation including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.


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      FOURTH:  These articles of amendment shall become effective on the date of filing.

      IN WITNESS WHEREOF, MUTUAL OF AMERICA INVESTMENT CORPORATION has caused these articles to be signed in its name and on its behalf by its President and witnessed by its Secretary on September 22, 1986.

                                          MUTUAL OF AMERICA INVESTMENT
                                          CORPORATION

                                          By /s/ Dwight K. Bartlett, III
                                            ------------------------------------
                                                      President

Witness:

  /s/ Stephanie J. Kopp
---------------------------
       Secretary

      THE UNDERSIGNED, President of Mutual of America Investment Corporation, who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                            /s/ Dwight K. Bartlett, III
                                        -----------------------------------


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